CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated September 28, 2015 on the financial statements and financial highlights of the Horizons Korea KOSPI 200 ETF, a series of Horizons ETF Trust, included in the Annual Report to Shareholders for the fiscal year ended July 31, 2015, in Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A, No. 333-192751), as filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

November 25, 2015